As filed with the Securities and Exchange Commission on November 14, 2024
File No. 333-280569
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
PRE-EFFECTIVE AMENDMENT NO. [ ]
POST-EFFECTIVE AMENDMENT NO. 1
JOHN HANCOCK INVESTMENT TRUST
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
(800) 225-5291
CHRISTOPHER SECHLER, ESQ.
200 BERKELEY STREET
BOSTON, MASSACHUSETTS 02116
(NAME AND ADDRESS OF AGENT FOR SERVICE)
COPIES OF COMMUNICATIONS TO:
CHRISTOPHER P. HARVEY, ESQ.
STEPHANIE A. CAPISTRON, ESQ.
DECHERT LLP
ONE INTERNATIONAL PLACE, 40TH FLOOR
100 OLIVER STREET
BOSTON, MA 02110-2605

JOHN HANCOCK INVESTMENT TRUST
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Part A — Proxy Statement and Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on July 29, 2024, SEC accession number 0001193125-24-187715.
Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act, on July 29, 2024, SEC accession number 0001193125-24-187715.
Part C — Other Information
Signature Page
Exhibits - The sole purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s definitive Registration Statement on Form N-14, filed on July 29, 2024: (i) the closing opinion supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary.

Part C
Other Information
Item 15. Indemnification
No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Investment Trust (the “Registrant”) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (File Nos. 002-10156 and 811-00560) as filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2024 (accession number 0001193125-24-194961), which information is incorporated herein by reference.
Item 16. Exhibits
1.(a)
Amended and Restated Declaration of Trust dated January 22, 2016. – previously filed as exhibit 99.(a) to post-effective amendment no. 154 filed on February 25, 2016, accession number 0001133228-16-007639.

1.(a).1
Amendment dated December 13, 2018 to the Amended and Restated Declaration of Trust dated January 22, 2016. –
previously filed as exhibit 99.(a).1 to post-effective amendment no. 189 filed on February 28, 2019, accession number
0001133228-19-000768.

2.(a)	Amended and Restated By-Laws dated March 8, 2005. – previously filed as exhibit 99.(b) to post-effective amendment no. 98 filed on May 2, 2005, accession number 0001010521-05-000151.
2.(a).1
Amendment dated March  11, 2008 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).1 to post-effective amendment no. 111 filed on February  27, 2009, accession number
0000950135-09-001332.

2.(a).2
Amendment dated June  9, 2009 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit
99.(b).2 to post-effective amendment no. 113 filed on December  17, 2009, accession number
0000950123-09-071584.

2.(a).3
Amendment dated August  31, 2010 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 115 filed on February  25, 2011, accession number
0000950123-11-017991.

2.(a).4
Amendment dated March 10, 2016 to the Amended and Restated By-Laws dated March  8, 2005. – previously filed as exhibit 99.(b).4 to post-effective amendment no. 156 filed on March 14, 2016 accession number No.
0001133228-16-008195.

3	Not applicable.
4	Agreement and Plan of Reorganization. – FILED HEREWITH.
5	See Exhibits 1 and 2.
6.(a)
Amended and Restated Advisory Agreement dated June 30, 2020 between John Hancock Investment Trust (the
“Registrant”) and John Hancock Investment Management LLC[1]  (the “Advisor”). – previously filed as exhibit 99.(d) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

6.(a).1
Amendment to Advisory Agreement dated June 27, 2024 between the Registrant and the Advisor  relating to John
Hancock Disciplined Value Global Long/Short Fund. – previously filed as exhibit 99.(d)(11) to post-effective amendment
no. 228 filed on August 6, 2024, accession number 0001193125-24-194961.

6.(a).2
Subadvisory Agreement dated June 25, 2014 between the Advisor  and Boston Partners Global Investors, Inc. (formerly,
Robeco Investment Management, Inc.) (“Boston Partners Subadvisory Agreement”). - previously filed as exhibit 99.(d).15 to post-effective amendment no. 137 filed on December 23, 2014, accession number 0001133228-14-004945.

6.(a).3
Amendment dated June 27, 2024 to the Boston Partners Subadvisory Agreement relating to John Hancock Disciplined
Value Global Long/Short Fund. – previously filed as exhibit 99.(d)(23) to post-effective amendment no. 228 filed on
August 6, 2024, accession number 0001193125-24-194961.

7.(a)
Amended and Restated Distribution Agreement dated June 30, 2020 between the Registrant and John Hancock
Investment Management Distributors LLC (the “Distributor”). – previously filed as exhibit 99.(e) to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

8	Not Applicable.
9.(a)
Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citibank. N.A.
– previously filed as exhibit 99.(g).1 to post-effective amendment no. 142 filed on June 15, 2015, accession number
0001133228-15-002717.

9.(a).1
Amendment dated August 1, 2019 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank. N.A. – previously filed as exhibit 99.(g).3 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

9.(a).2
Amendment dated June 1, 2021 to Master Global Custodial Services Agreement dated March 3, 2014 among John
Hancock Mutual Funds and Citibank, N.A. – previously filed as exhibit 99(g)(5) to post-effective amendment no. 166 filed on July 16, 2021 accession No. 0001133228-21-003918.

9.(a).3
Form of Amendment to Master Global Custodial Services Agreement dated March 3, 2014 among John Hancock Mutual
Funds and Citibank, N.A. – previously filed as exhibit 99.(g)(5) to post-effective amendment no. 228 filed on August 6,
2024, accession number 0001193125-24-194961.

10.(a)
Rule 18f-3 Plan. Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 dated December 17, 2014, as amended June 22, 2017 (“18f-3 Plan”), for certain John Hancock Mutual Funds advised by John Hancock Investment
Management LLC. – previously filed as exhibit 99.(n) to post-effective amendment no. 179 filed on February 28,
2018,accession number 0001133228-18-001177.

10.(a).1
Amended and Restated Distribution Plan Pursuant to Rule 12b-1 dated June 30, 2020 relating to Class A Shares. –
previously filed as exhibit 99.( m) to post-effective amendment no. 205 filed on July 27, 2020 accession number No.
0001133228-20-004475.

10.(a).2
Amendment dated June 27, 2024 to Amended and Restated Distribution Plan Pursuant to Rule 12b-1 dated June 30,
2020 relating to Class A Shares. – previously filed as exhibit 99.(m)(2) to post-effective amendment no. 228 filed on
August 6, 2024, accession number 0001193125-24-194961.

11
Opinion of Dechert LLP regarding legality of issuance of shares and other matters. – previously filed as exhibit 11 to the registration statement on Form N-14 filed on June 28, 2024, accession number 0001193125-24-172232.

12.(a)	Opinion of Dechert LLP on tax matters. – FILED HEREWITH.
12.(a).1	Consent of Dechert LLP. – previously filed as exhibit 12(a)(1) to the registration statement on Form N-14 filed on June 28, 2024, accession number 0001193125-24-172232.
13.(a)
Amended and Restated Transfer Agency and Service Agreement dated July  1, 2013 (“Restated Transfer Agency
Agreement”) between John Hancock Mutual Funds advised by John Hancock Investment Management LLC and John
Hancock Signature Services, Inc. – previously filed as exhibit 99.(h).5 to post-effective amendment no. 124 filed on
December 19, 2013, accession number 0001133228-13-005026.

13.(a).1
Amendment dated October 1, 2013 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h).6 to post-effective amendment no. 124 filed on December 19, 2013, accession number 0001133228-13-005026.

13.(a).2
Amendment dated December 14, 2023 to the Restated Transfer Agency Agreement. – previously filed as exhibit 99(h)(6)
to post-effective amendment no. 225 filed on February 26, 2024 accession number No. 0001193125-24-046174.

13.(a).3
Amendment dated June 27, 2024 to Restated Transfer Agency Agreement. – previously filed as exhibit 99.(h)(5) to post-effective amendment no. 228 filed on August 6, 2024, accession number 0001193125-24-194961.

13.(a).4
Amended and Restated Service Agreement dated June 24, 2021 between the Registrant and the Advisor.  – previously filed as exhibit 99(h)(6) to post-effective amendment no. 166 filed on July 16, 2021 accession No.
0001133228-21-003918.

13.(a).5
Service Agreement dated June 30, 2020 among the Registrant, the Advisor, and the Registrant’s Chief Compliance
Officer. – previously filed as exhibit 99.(h).7 to post-effective amendment no. 205 filed on July 27, 2020 accession number No. 0001133228-20-004475.

13.(a).6
Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. –
previously filed as exhibit 99.(h).9 to post-effective amendment no. 142 filed on June 15, 2015, accession number
0001133228-15-002717.

13.(a).7
Amendment dated February 1, 2015 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).10 to post-effective amendment no. 142 filed on
June 15, 2015, accession number 0001133228-15-002717.

13.(a).8
Amendment dated September 1, 2019 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and Citi Fund Services Ohio, Inc. – previously filed as exhibit 99.(h).10 to post-effective amendment no. 205 filed on
July 27, 2020 accession number No. 0001133228-20-004475.

13.(a).9
Amendment dated June 1, 2021 to Services Agreement dated March 3, 2014 among John Hancock Mutual Funds and
Citi Fund Services Ohio, Inc. – previously filed as exhibit 99(h)(11) to post-effective amendment no. 166 filed on July 16,
2021 accession No. 0001133228-21-003918.

13.(a).10
Form of Expense Limitation Letter Agreement and Voluntary Expense Limitation Notice dated December 14, 2023 between the Registrant and the Advisor. –  previously filed as exhibit 99(h)(14) to post-effective amendment no. 225 filedon February 26, 2024 accession number No. 0001193125-24-046174.

13.(a).11
Agreement to Waive Advisory Fees and Reimburse Expenses dated June 29, 2023 between the Registrant and the Advisor.
– previously filed as exhibit 99(h)(15) to post-effective amendment no. 225 filed on February 26, 2024 accession number
No. 0001193125-24-046174.

13.(a).12
Fund of Funds Investment Agreement dated January 19, 2022 between the Registrant and John Hancock Variable
Insurance Trust. – previously filed as exhibit 99(h)(14) to post-effective amendment no. 217 filed on February 24, 2022 accession No. 0001133228-22-000821.

14	Consent of Independent Registered Public Accounting Firm. – previously filed as exhibit 14 to the registration statement on Form N-14 filed on June 28, 2024, accession number 0001193125-24-172232.
15	Not Applicable.
16.(a)	Power of Attorney dated June 27, 2024. – previously filed as exhibit 16 to the registration statement on Form N-14 filed on June 28, 2024, accession number 0001193125-24-172232.
16.(b)	Power of Attorney dated September 25, 2024. – FILED HEREWITH.
17	Form of Proxy Card. – previously filed as exhibit 17 to the registration statement on Form N-14 filed on June 28, 2024, accession number 0001193125-24-172232.
1
Prior to June 28, 2019, John Hancock Investment Management LLC was known as John Hancock Advisers, LLC.
Item 17. Undertakings
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston and The Commonwealth of Massachusetts, on the 14th day of November, 2024.
JOHN HANCOCK INVESTMENT TRUST
By:	/s/ Kristie M. Feinberg
Name: Kristie M. Feinberg Title: President
Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.
Signature	Title	Date
/s/ Kristie M. Feinberg	President	November 14, 2024
Kristie M. Feinberg
/s/ Fernando A. Silva	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 14, 2024
Fernando A. Silva
/s/ Andrew G. Arnott*	Trustee	November 14, 2024
Andrew G. Arnott
/s/ William K. Bacic*	Trustee	November 14, 2024
William K. Bacic
/s/ James R. Boyle*	Trustee	November 14, 2024
James R. Boyle
/s/ William H. Cunningham*	Trustee	November 14, 2024
William H. Cunningham
/s/ Noni L. Ellison*	Trustee	November 14, 2024
Noni L. Ellison
/s/ Grace K. Fey*	Trustee	November 14, 2024
Grace K. Fey
/s/ Dean C. Garfield*	Trustee	November 14, 2024
Dean C. Garfield
/s/ Deborah C. Jackson*	Trustee	November 14, 2024
Deborah C. Jackson
/s/ Paul Lorentz*	Trustee	November 14, 2024
Paul Lorentz
/s/ Hassell H. McClellan*	Trustee	November 14, 2024
Hassell H. McClellan
/s/ Steven R. Pruchansky*	Trustee	November 14, 2024
Steven R. Pruchansky
/s/ Frances G. Rathke*	Trustee	November 14, 2024
Frances G. Rathke

Signature	Title	Date
/s/ Thomas R. Wright*	Trustee	November 14, 2024
Thomas R. Wright
*
By: Power of Attorney.
By:	/s/ Mara Moldwin
Mara Moldwin Attorney-In-Fact
*
Pursuant to Power of Attorney previously filed with the Trust's registration statement on Form N-14 filed on June 28, 2024 and Power of Attorney filed herewith.

Exhibit Index
4	Agreement and Plan of Reorganization .
12(a)	Opinion of Dechert LLP on tax matters.
16(b)	Power of Attorney dated September 25, 2024.